UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2020

American Virtual Cloud Technologies, Inc.
(Exact Name of registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-38167 (Commission File Number)	81-2402421 (IRS Employer Identification No.)

1720 Peachtree Street, Suite 629 Atlanta, GA (Address of principal executive offices)	30309 (Zip code)
(404) 234-3098 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AVCT	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	AVCTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2020, American Virtual Cloud Technologies, Inc. (the “Company”) announced the appointment of Xavier Williams as Chief Executive Officer of the Company, with an effective date of October 1, 2020 (the “Effective Date”). Mr. Williams will also be appointed to serve on the Company’s board of directors (the “Board”) effective as of the Effective Date.

Mr. Williams, age 52, has served in a number of leadership capacities over the past 30 years at AT&T across multiple disciplines including finance, strategy, sales, product management, global operations and human resources, most recently as President of Public Sector and FirstNet from July 2020 to September 2020. Prior to this position, he served as President of Government Solutions and National Business from October 2019 to June 2020, President of Global Public Sector and Wholesale Markets from October 2017 to September 2019, President of Business Operations from March 2017 to September 2017, President of National Business from November 2016 to March 2017, and Executive Vice President of AT&T’s Global Customer Service business from January 2015 to October 2016. Mr. Williams received a BS in Business Administration from Edinboro University of Pennsylvania and an MBA from the University of Pittsburgh’s Katz School of Business.

In connection with his appointment, Mr. Williams entered into an employment agreement, to be effective as of the Effective Date (the “Employment Agreement”), with the Company, pursuant to which he will serve as Chief Executive Officer of the Company, reporting to the Board, on an “at-will” basis. Mr. Williams will also serve on the Board pursuant to the Employment Agreement.

Mr. Williams will receive an initial base salary of $600,000 per year, subject to annual reviews and potential increases, in the discretion of the Board. Mr. Williams will receive a one-time bonus of $300,000, payable within 30 days following the Effective Date. Mr. Williams will also be entitled to an annual bonus for each full fiscal year during his employment term, with a target bonus amount equal to 150% of his annual base salary, subject to the achievement of performance objectives to be established by the Board each year. For 2020, Mr. Williams will be entitled to receive a minimum cash bonus equal to 75% of his annual base salary.

Pursuant to the Employment Agreement, Mr. Williams will be entitled to receive grants of equity awards under the Company’s 2020 Equity Incentive Plan (the “Plan”) consisting of (i) 500,000 restricted stock units upon the approval of the Board and (ii) additional annual grants of restricted stock units if the Company exceeds certain specified increases in stock price, as described in the Employment Agreement.

 If Mr. Williams’s employment under the Employment Agreement is terminated by the Company without “cause” (as such term is defined in the Employment Agreement), the Company will be obligated to pay to Mr. Williams, in addition to accrued but unpaid salary and benefits, (i) continued payment of base salary for one year, (ii) a pro-grated bonus (if applicable), and (iii) continued benefits, including health care and life insurance. The Company’s obligation to pay any of the foregoing severance obligations (other than salary and benefits accrued through the date of termination of employment) would be subject to Mr. Williams’ execution of a release of claims against the Company and Mr. Williams’ compliance with any surviving non-competition, non-solicitation, confidentiality and assignment of inventions obligations to the Company.

If, during the term of the Employment Agreement and within 12 months following a change in control of the Company Mr. Williams’ employment under the Employment Agreement is terminated by the Company without cause, the Company will be obligated to pay Mr. Williams a lump sum severance benefit equal to one time his base salary plus one and one-half times his target bonus payout. In addition, any shares of restricted stock or other equity awards previously granted to Mr. Williams and scheduled to vest within 12 months of such termination would accelerate and be fully vested.

 The Employment Agreement contains customary confidentiality provisions, which apply both during and for 18 months after the term of the Employment Agreement, and customary non-competition and non-solicitation provisions, which apply during the term of the Employment Agreement and for 12 months thereafter.

 The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On September 16, 2020, the Company issued a press release regarding the appointment of Mr. Williams. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
10.1	Employment Agreement between the Company and Xavier Williams.
99.1	Press Release dated September 16, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN VIRTUAL CLOUD TECHNOLOGIES, INC.
By: /s/ Thomas H. King
Name: Thomas H. King Title: Chief Financial Officer

Date: September 16, 2020

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